                                                                EXHIBIT 1.(5)(a)
                                                                          Policy


INSURED                        FIELD(1)

POLICY NUMBER                  FIELD(3)

POLICY TYPE                    FLEXIBLE PREMIUM VARIABLE
                               LIFE INSURANCE


                Flexible Premium Variable Life Insurance Policy.
               Death benefit proceeds payable at death of Insured.
              Flexible premiums payable during lifetime of Insured.
          Some benefits reflect investment results. Non-participating.


     THIS POLICY'S ACCUMULATION VALUE IN THE SEPARATE ACCOUNT IS BASED ON THE INVESTMENT EXPERIENCE OF THAT ACCOUNT AND MAY INCREASE OR DECREASE DAILY. IT IS NOT GUARANTEED AS TO DOLLAR AMOUNT. SEE
     SECTION 7.

     THE AMOUNT OR THE DURATION OF THE DEATH BENEFIT (OR BOTH) MAY BE FIXED OR MAY VARY UNDER THE CONDITIONS DESCRIBED IN SECTIONS 9 AND 10.


     Ameritas Variable Life Insurance Company Agrees to pay the death benefit proceeds of this policy to the Beneficiary On receipt of satisfactory proof of death of the Insured while this policy is in force.






     /s/ William J. Atherton              /s/ Donald R. Stading
     -----------------------------        ---------------------------------
     William J. Atherton                  Donald R. Stading
     President                            Secretary



                   "NOTICE OF TEN-DAY RIGHT TO EXAMINE POLICY"

     You are urged to read this policy carefully. If, after examination, you are dissatisfied with it for any reason, you may return it to the selling agent or to Ameritas Variable Life Insurance Company at P.O. Box 82550, Lincoln, Nebraska 68501-2550, for a refund within (a) ten (10) days from the date of delivery of the policy, (b) ten (10) days after mailing or delivery of a cancellation notice, or (c) forty-five (45) days after Part I of the application is signed, whichever is later. If allowed by state law, the amount of the refund will equal the sum of all charges deducted from premiums paid, plus the net premiums allocated to the Fixed Account and to the Separate Account adjusted by investment gains and losses. Otherwise, the amount of the refund will equal the gross premiums paid less partial withdrawals.

     Please read and carefully check the copy of the application attached to this policy. This application is a part of your policy, and this policy was issued on the basis that the answers to all questions and the information shown on this application are true and complete. If any information shown on it is not true and complete, to the best of your knowledge, or if any past medical history has been omitted, please notify Ameritas Variable Life Insurance Company of Lincoln, Nebraska, within ten days from the date of delivery of the policy to you.




                [AMERITAS VARIABLE LIFE INSURANCE COMPANY LOGO]

FORM 4020

                                POLICY SCHEDULE


INSURED:  John D Specimen                        POLICY NUMBER:  2109004020

INITIAL SPECIFIED                                POLICY DATE:     July 1, 2000
AMOUNT OF INSURANCE:  $500,000
                                                 *PLANNED ANNUAL
ISSUE AGE - GENDER:  35 Male                     PERIODIC PREMIUM:  $20,020.00

OWNER:  John D Specimen










INITIAL DEATH BENEFIT OPTION:  B

MINIMUM INITIAL PREMIUM                                                $1,225.00

RATING CLASS:  REGULAR ISSUE, PREFERRED, NO TOBACCO USE

LOANS:
      The maximum loan interest rate is 6.0%. The interest credited on any loaned part of the values will be no less than 3.5%.

MODES OF PAYMENT FOR PLANNED PERIODIC PREMIUMS:

  Annual         Semi-Annual          Quarterly            Monthly
$20,020.00       $10,010.00           $5,005.00           $1,668.33












* This reflects the planned premium and mode you selected at issue. For further information, see policy Section 3. PREMIUM PAYMENTS.

4020                               1-PS

                              SCHEDULE OF BENEFITS



INSURED:  John D Specimen                             POLICY NUMBER:  2109004020



                                       INITIAL
                                   SPECIFIED AMOUNT        MATURITY OR
BENEFIT                              OF INSURANCE        EXPIRATION DATE*
-------                              ------------        ----------------

Flexible Premium Variable Life         $500,000          Death of Insured
Form 4020**









* NOTE: It is possible that coverage may not continue to the date of death of the Insured if premium payments are not sufficient.

** Form number corresponds to form number in the lower left hand corner of each benefit description.

4020                               1.1-SB

                              SCHEDULE OF BENEFITS
                                   (Continued)



INSURED:  John D Specimen                              POLICY NUMBER: 2109004020




                                INITIAL
                            SPECIFIED AMOUNT      ANNUAL        MATURITY OR
BENEFIT                      OF INSURANCE        PREMIUM *    EXPIRATION YEAR
-------                      ------------        --------     ---------------






      (This page is used to show any riders that are a part of the policy)




* For any rider, this is the annual first year rider cost of insurance. (NOTE: These amounts shown are not additional premiums due but are the amounts deducted from the accumulation value.) See each rider for further information.

** Form number corresponds to form number in the lower left hand corner of each benefit description.

4020                                1.2-SB

                       LIST OF SUBACCOUNTS AND PORTFOLIOS

Each subaccount of the Ameritas Variable Life Insurance Company (AVLIC) Separate Account V invests in a specific portfolio of the following:


                                                                                                                INITIAL
ADVISOR/                                                                                                   ALLOCATION OF
SUBADVISOR                     FUND                                 PORTFOLIO                              NET PREMIUMS
--------------------------------------------------------------------------------------------------------------------------
Fidelity Management       Fidelity Funds                        Equity-Income: Service Class                       0%
and Research Company                                            Growth: Service Class                              0%
                                                                High Income: Service Class                         0%
                                                                Overseas: Service Class                            0%
                                                                Asset Manager: Service Class                       0%
                                                                Investment Grade Bond                              0%
                                                                Asset Manager: Growth: Service Class               0%
                                                                Contrafund: Service Class                          0%
--------------------------------------------------------------------------------------------------------------------------

Calvert Asset             CVS Social                            Balanced                                           0%
Management                                                      Small Cap Growth                                   0%
Company, Inc.                                                   Mid Cap Growth                                     0%
                                                                International Equity                               0%
                          Ameritas Portfolios                   Ameritas Money Market                              0%
--------------------------------------------------------------------------------------------------------------------------

Alger Management          Alger American Fund                   Balanced                                           0%
                                                                Leveraged AllCap                                   0%
                          Ameritas Portfolios                   Ameritas Growth                                    0%
                                                                Ameritas Income & Growth                           50%
                                                                Ameritas Small Capitalization                      0%
                                                                Ameritas MidCap Growth                             0%
--------------------------------------------------------------------------------------------------------------------------

MSDW Investment           Universal Institutional Funds         Emerging Markets Equity                            0%
Management                                                      Global Equity                                      0%
                                                                International Magnum                               0%
                                                                Asian Equity                                       0%
                                                                U.S. Real Estate                                   0%
--------------------------------------------------------------------------------------------------------------------------

MFS Co.                   MFS Trust                             Utilities                                          0%
                                                                Global Governments                                 0%
                                                                New Discovery                                      50%
                          Ameritas Portfolios                   Ameritas Emerging Growth                           0%
                                                                Ameritas Research                                  0%
                                                                Ameritas Growth With Income                        0%
--------------------------------------------------------------------------------------------------------------------------

State Street              Ameritas Portfolios                   Ameritas Index 500                                 0%
Global Advisors

Net premiums may also be allocated to the AVLIC Fixed Account.

                                                                         INITIAL
                                                                   ALLOCATION OF
                                                                    NET PREMIUMS
AVLIC Fixed Account                                                         0%



4020                               1-LSP

                           SCHEDULE OF MAXIMUM CHARGES


ADMINISTRATIVE EXPENSE CHARGE:

      The administrative expense charge is made up of three charges.

           Per Policy Expense Charge:
                      The maximum Per Policy Expense Charge is:

                           In Policy Year                                            Charge
                           --------------                                            ------
                                Year 1                               $180 annually ($15 per month)
                                Years 2+                             $144 annually ($12 per month)

           Specified Amount Charge:
                      The annual Specified Amount Charge is $2.76 per $1000 of Specified Amount for Policy Years 1-10 and $0.00 for Policy Years 11 and later.

           Increase Charge:
                      Refer to the Schedule of Administrative Expense Charges for Increases.

ASSET-BASED ADMINISTRATIVE EXPENSE CHARGE:
      The maximum asset-based administrative expense charge is 0.15% annually (0.000409% daily).

MORTALITY AND EXPENSE RISK CHARGE:
      The maximum mortality and expense risk charge is:

                           In Policy Year                                 Charge
                           --------------                                ------
                           Years 1-15                                     0.95% annually (0.002596% daily)
                           Years 16+                                      0.50% annually (0.001366% daily)

PERCENT OF PREMIUM CHARGE:
      The maximum percent of premium charge is 5% of premiums received.

TRANSFER CHARGE:
      The first 15 transfers between Subaccounts and/or the Fixed Account per policy year are free. Thereafter, there may be a $10 charge for each transfer.

PARTIAL WITHDRAWAL CHARGE:
      The maximum charge for each partial withdrawal is the lesser of $50 or 2% of the amount withdrawn.



4020                              1-SMC

                           SCHEDULE OF MAXIMUM ANNUAL
                            COST OF INSURANCE RATES*



INSURED:  John D Specimen                             POLICY NUMBER:  2109004020

ISSUE AGE - GENDER:  35 Male                          POLICY DATE:  July 1, 2000









            Policy Year         Rate Per $1,000  Policy Year          Rate Per $1,000
             Beginning            Of Amount       Beginning               Of Amount
              July 1               At Risk          July 1                  At Risk
            -----------         ---------------  -----------          ---------------
               2000                  $1.77           2033                    $33.19
               2001                  $2.24           2034                    $36.17
               2002                  $2.40           2035                    $39.51
               2003                  $2.58           2036                    $43.30
               2004                  $2.79           2037                    $47.65
               2005                  $3.02           2038                    $52.64
               2006                  $3.29           2039                    $58.19
               2007                  $3.56           2040                    $64.19
               2008                  $3.87           2041                    $70.53
               2009                  $4.19           2042                    $77.12
               2010                  $4.55           2043                    $83.90
               2011                  $4.92           2044                    $91.05
               2012                  $5.32           2045                    $98.84
               2013                  $5.74           2046                   $107.48
               2014                  $6.21           2047                   $117.25
               2015                  $6.71           2048                   $128.26
               2016                  $7.30           2049                   $140.25
               2017                  $7.96           2050                   $152.95
               2018                  $8.71           2051                   $166.09
               2019                  $9.56           2052                   $179.55
               2020                 $10.47           2053                   $193.27
               2021                 $11.46           2054                   $207.29
               2022                 $12.49           2055                   $221.77
               2023                 $13.59           2056                   $236.98
               2024                 $14.77           2057                   $253.45
               2025                 $16.08           2058                   $272.11
               2026                 $17.54           2059                   $295.90
               2027                 $19.19           2060                   $329.96
               2028                 $21.06           2061                   $384.55
               2029                 $23.14           2062                   $480.20
               2030                 $25.42           2063                   $657.98
               2031                 $27.85           2064                 $1,000.00
               2032                 $30.44





* The rates shown are annual rates per $1000 of amount at risk. To calculate the monthly rate, the annual rate is divided by 12 and rounded to the nearest five decimal places. These rates apply to the basic policy and do not include the cost for riders. The rates shown have been adjusted if this policy was issued with a tabular and/or flat rating as shown in these schedule pages.

4020                                   1-COI

                   SCHEDULE OF ADMINISTRATIVE EXPENSE CHARGES
                                 FOR INCREASES

The additional administrative expense charge imposed under this policy for each requested increase in specified amount will be based on the table shown below.

The additional administrative expense charge lasts for ten years from the time of the increase. The rate per $1000 of increased specified amount is based on the gender, tobacco usage and the attained age of the Insured at the time of the increase. See Section 10.5 of this policy for further information.


                                                             MALE RATES
------------------------------------------------------------------------------------------------------------------------------------
       Attained    Non-Tobacco              Tobacco                 Attained              Non-Tobacco                Tobacco
         Age         Use                     Use                      Age                      Use                     Use
------------------------------------------------------------------------------------------------------------------------------------
           18        2.16                     2.76                      52                     2.76                      4.8
           19        2.16                     2.88                      53                     2.88                     4.92
           20        2.28                        3                      54                     2.88                     5.16
           21        2.28                     3.12                      55                        3                     5.28
           22         2.4                     3.12                      56                     3.12                      5.4
           23         2.4                     3.24                      57                     3.24                     5.64
           24        2.52                     3.36                      58                     3.24                     5.76
           25        2.64                     3.48                      59                     3.36                     5.88
           26        2.64                     3.48                      60                     3.48                     6.12
           27        2.64                     3.48                      61                      3.6                     6.24
           28        2.64                     3.48                      62                     3.72                     6.48
           29        2.64                      3.6                      63                     3.84                     6.72
           30        2.76                      3.6                      64                     3.96                     6.84
           31        2.76                      3.6                      65                     4.08                     7.08
           32        2.76                      3.6                      66                      4.2                     7.32
           33        2.76                      3.6                      67                     4.44                     7.44
           34        2.76                      3.6                      68                      4.8                     7.68
           35        2.76                      3.6                      69                     5.04                     7.92
           36        2.76                      3.6                      70                     5.28                     8.16
           37        2.76                     3.72                      71                     5.52                     8.52
           38        2.64                     3.72                      72                     5.88                     8.76
           39        2.64                     3.72                      73                     6.24                        9
           40        2.64                     3.72                      74                      6.6                     9.36
           41        2.52                     3.84                      75                     6.96                     9.72
           42        2.52                     3.84                      76                     7.68                     10.8
           43         2.4                     3.84                      77                     8.64                    11.88
           44        2.28                     3.84                      78                     9.48                    12.96
           45        2.16                     3.84                      79                    10.44                    14.28
           46        2.28                     3.96                      80                     11.4                    15.48
           47         2.4                     4.08                      81                     12.6                    16.92
           48         2.4                     4.32                      82                    13.68                    18.48
           49        2.52                     4.44                      83                       15                    20.04
           50        2.64                     4.56                      84                    16.32                    21.84
           51        2.64                     4.68                      85                    17.76                    23.64
------------------------------------------------------------------------------------------------------------------------------------

4020                              1-SAECI

                       This page left intentionally blank.

                               TABLE OF CONTENTS


                              POLICY SCHEDULE PAGES


          SECTION 1.           DEFINITIONS......................................................5

          SECTION 2.           GENERAL PROVISIONS...............................................7
                 2.1            Meaning of In Force.............................................7
                 2.2            When This Policy Terminates.....................................7
                 2.3            The Policy and its Parts........................................7
                 2.4            Representations and Contestability..............................7
                 2.5            Misstatement of Age or Gender...................................8
                 2.6            Suicide.........................................................8
                 2.7            The Owner.......................................................8
                 2.8            The Beneficiary.................................................8
                 2.9            Changing the Beneficiary........................................8
                 2.10           Assigning the Policy............................................9
                 2.11           Non-Participating...............................................9

          SECTION 3.            PREMIUM PAYMENTS................................................9
                 3.1            Minimum Initial Premium.........................................9
                 3.2            Planned Periodic Premiums.......................................9
                 3.3            Unscheduled Premiums............................................9
                 3.4            Premium Limits..................................................9
                 3.5            Where to Pay Premiums...........................................9
                 3.6            Net Premium....................................................10
                 3.7            Percent of Premium Charge......................................10
                 3.8            Allocation of Net Premiums.....................................10

          SECTION 4.            GRACE PERIOD AND REINSTATEMENT.................................10
                 4.1            Grace Period...................................................10
                 4.2            Continuation of Insurance......................................10
                 4.3            Reinstating the Policy.........................................11

          SECTION 5.            SEPARATE ACCOUNT...............................................11
                 5.1            The Account....................................................11
                 5.2            The Subaccounts................................................11
                 5.3            Valuation of Assets............................................12
                 5.4            Transfer Among Subaccounts.....................................12
                 5.5            The Funds......................................................12
                 5.6            Portfolio Changes..............................................12

          SECTION 6.            THE FIXED ACCOUNT..............................................13
                 6.1            The Fixed Account..............................................13
                 6.2            Transfers Among the Fixed Account
                                and the Subaccounts............................................13



4020                                3


                    SECTION 7.            ACCUMULATION VALUE............................................13
                           7.1            How Accumulation Value of the Policy
                                          is Determined.................................................13
                           7.2            Accumulation Value of the Subaccounts.........................14
                           7.3            Net Asset Value...............................................14
                           7.4            Subaccount Unit Value.........................................14
                           7.5            Accumulation Value of the Fixed Account.......................15
                           7.6            Interest Credits..............................................15
                           7.7            Administrative Expense Charge.................................16
                           7.8            Cost of Insurance.............................................16
                           7.9            Cost of Insurance Rates.......................................16
                           7.10           Monthly Deduction.............................................17
                           7.11           Annual Report.................................................17
                           7.12           Illustrative Reports..........................................17

                    SECTION 8.            POLICY SURRENDER
                                          AND PARTIAL WITHDRAWAL........................................17
                           8.1            Surrender of the Policy.......................................17
                           8.2            Net Cash Surrender Value......................................18
                           8.3            Partial Withdrawal............................................18
                           8.4            Postponement of Payments......................................18

                    SECTION 9.            DEATH BENEFIT.................................................19
                           9.1            Death Benefit Proceeds........................................19
                           9.2            Interest on Proceeds..........................................19
                           9.3            Death Benefit.................................................19
                           9.4            Postponement of Payment.......................................20

                    SECTION 10.           POLICY CHANGES................................................20
                           10.1           Change in Death Benefit Options...............................20
                           10.2           Change in the Specified Amount................................21
                           10.3           Decreasing the Specified Amount...............................21
                           10.4           Increasing the Specified Amount...............................21
                           10.5           Administrative Expense Charges for Increases..................22

                    SECTION 11.           LOAN BENEFITS.................................................22
                           11.1           Making a Policy Loan..........................................22
                           11.2           Loan Interest.................................................22
                           11.3           Reduced Loan Interest Rate....................................22
                           11.4           Other Borrowing Rules.........................................22
                           11.5           Repaying a Policy Debt........................................23

                    SECTION 12.           PAYMENT OPTIONS...............................................23
                           12.1           Payment Option Rules..........................................23
                           12.2           Description of Options........................................24

                    SECTION 13.           NOTES ON OUR COMPUTATIONS.....................................24
                           13.1           Basis of Computations.........................................24
                           13.2           Methods of Computing Values...................................24

                    TABLES OF SETTLEMENT OPTIONS........................................................25











4020                                4

                             SECTION 1. DEFINITIONS

"ACCUMULATION VALUE" means the total amount of value held in your accounts at any time. It is equal to the total of the accumulation value held in the Separate Account, the Fixed Account, and the accumulation value held in the general account which secures outstanding policy debt.

"ATTAINED AGE" means the issue age of the Insured plus the number of complete policy years that this policy has been in force.

"BENEFICIARY" means the person to whom the death benefit proceeds are payable upon the death of the Insured. The beneficiary is named by the Owner in the application. If changed, the beneficiary is as shown in the latest change filed and recorded with us. If no beneficiary survives the Insured, the Owner or the Owner's estate will be the beneficiary. The interest of any beneficiary is subject to that of any assignee.

"DEATH BENEFIT" means the amount of insurance coverage provided under the selected death benefit option of this policy.

"DEATH BENEFIT PROCEEDS" means the proceeds payable to the beneficiary upon receipt by us of the satisfactory proof of the death of the Insured while this policy is in force. It is equal to: (1) the death benefit; plus (2) any additional life insurance proceeds provided by any riders; minus (3) any outstanding policy debt; minus (4) any overdue monthly deductions, including the deduction for the month of death.

"INSURED" means the person upon whose life this policy is issued.

"ISSUE AGE" means the age at the Insured's nearest birthday on the policy date.

"ISSUE DATE" means the date that all financial, contractual, and administrative requirements have been completed and processed. The issue date will be shown in a confirmation notice sent to you.

"MAXIMUM AVAILABLE LOAN AMOUNT" is equal to the net cash surrender value at the time of the loan less the monthly deductions remaining for the balance of the policy year, less interest on the policy debt including the requested loan to the next policy anniversary date.

"MONTHLY ACTIVITY DATE" means the same date in each succeeding month as the policy date except that whenever the monthly activity date falls on a date other than a valuation date, the monthly activity date will be deemed the next valuation date.

"MONTHLY DEDUCTIONS" means the deductions taken from the accumulation value on the monthly activity date. These deductions are equal to: 1) the current cost of insurance for the basic policy plus the cost for any riders; and 2) the administrative expense charge.

"NET CASH SURRENDER VALUE" means the accumulation value on any valuation date less any outstanding policy debt and less any overdue monthly deductions.

"NET PREMIUM" means the premium paid less the percent of premium charge.

4020

"OUTSTANDING POLICY DEBT" means the sum of all unpaid policy loans and accrued interest on policy loans.

"OWNER" means the Owner of this policy, as designated in the application or as subsequently changed. If a policy has been absolutely assigned, the assignee is the Owner. A collateral assignee is not the Owner. See Section 2.7 for the rights and privileges of the Owner.

"PERCENT OF PREMIUM CHARGE" is an amount deducted from each premium received to cover certain expenses. This charge is a percentage of the premium. The applicable percentage can be found in the schedule pages.

If you surrender this policy in the first two policy years, we will refund a portion of the percent of premium charge deducted in the first policy year. For surrenders in the first policy year, 100% of the first year percent of premium charge will be refunded. For surrenders in the second policy year, 50% of the first year percent of premium charge will be refunded. There is no refund after the second policy anniversary.

"PLANNED PERIODIC PREMIUM" means a selected scheduled premium of a level amount at a fixed interval. The initial planned periodic premium you selected is shown in the schedule pages. See Section 3.2 of this policy.

"POLICY DATE" means the effective date for all coverage provided in the application. The policy date is used to determine policy anniversary dates, policy years and monthly activity dates. Policy anniversaries are measured from the policy date. The policy date and the issue date will be the same unless: (1) an earlier policy date is specifically requested; or (2) additional premiums or application amendments are required at the time of delivery, in which case the policy date will be earlier.

"POLICY YEAR" means the period from one policy anniversary date until the next policy anniversary date.

"SEC" means the Securities and Exchange Commission.

"SATISFACTORY PROOF OF DEATH" means all of the following must be submitted:

a.   Certified copy of the death certificate.

b.   A Notice of Death Claim.

c.   This policy.

d. Any other information that we may reasonably require to establish the validity of the claim.

"SPECIFIED AMOUNT" means the minimum death benefit under the policy while this policy remains in force. The initial specified amount is shown in the schedule pages. Adjustments and changes to the specified amount can occur as discussed in
Section 10.

"SURRENDER" means this policy may be terminated by you during the Insured's life for its net cash surrender value. See Section 8 of this policy.

4020

"VALUATION DATE" is any day on which the New York Stock Exchange is open for trading.

"YOU" AND "YOUR" refer to the Owner of this policy. The Insured may or may not be the Owner.

"WE", "US" AND "OUR" refer to Ameritas Variable Life Insurance Company. Our Home Office means our administrative office at P.O. Box 82550, Lincoln, Nebraska 68501-2550.


                          SECTION 2. GENERAL PROVISIONS

2.1 MEANING OF IN FORCE

This policy will remain in force as long as on each monthly activity date the net cash surrender value is sufficient to cover monthly deductions.

2.2 WHEN THIS POLICY TERMINATES

This policy will terminate on the earliest of:

a. Any monthly activity date when the net cash surrender value is insufficient to cover monthly deductions and the grace period ends without sufficient premium being paid.

b.   The Insured dies.

c.   You request the coverage be terminated and you return this policy.

2.3 THE POLICY AND ITS PARTS

This policy is a legal contract between you and us. It is issued in return for the application and payment of the minimum initial premium as described in
Section 3.1. This policy, the application, any supplemental applications, riders, endorsements, and amendments are the entire contract. No change in this policy will be valid unless it is in writing, attached to this policy, and approved by either the president or secretary of the company. No agent may change this policy or waive any of its provisions.

2.4 REPRESENTATIONS AND CONTESTABILITY

We rely on statements made in the application. In the absence of fraud, they are considered representations and not warranties. We can contest this policy for any material misrepresentation of fact. The misrepresentation must have been made in the application attached to this policy when issued or in a supplemental application made a part of this policy when a change in coverage or reinstatement went into effect.

We cannot contest this policy after it has been in force during the Insured's life for two years from the policy date. Nor can we contest any increased benefits later than two years after the effective date of the increased benefits during the Insured's life. Any increase or reinstatement will be contestable, within the two year period, only with regard to statements made in the supplemental application. This provision does not apply to riders with their own contestability provision.

4020

2.5 MISSTATEMENT OF AGE OR GENDER

If the age or gender of the Insured or any person insured by rider has been misstated on the application, the death benefit and any additional benefits provided will be those which would have been purchased by the most recent deduction for the cost of insurance and the cost of any additional benefits at the Insured's correct age or gender.

2.6 SUICIDE

If the Insured commits suicide while sane or insane, within two years from the policy date, we will limit the proceeds. The limited amount will equal all premiums paid for this policy, less the sum of: (1) outstanding policy debt; (2) partial withdrawals; and (3) and the cost for riders.

If the Insured commits suicide, while sane or insane, within two years from the effective date of any increase in the specified amount, we will limit the proceeds payable with respect to the increase. The proceeds thus limited will equal the total cost of insurance applicable to the increase. This provision does not apply to riders with their own suicide provision.

2.7 THE OWNER

While the Insured is living you have all the benefits, rights and privileges under this policy. These include naming a successor-owner, changing the beneficiary, assigning this policy, enjoying all policy benefits, and exercising all policy options.

If you are not the Insured, you should name a successor-owner who will become the Owner if you die before the Insured. If you die before the Insured and there is no successor-owner, ownership will pass to your estate.

2.8 THE BENEFICIARY

You can name primary and contingent beneficiaries. Your original beneficiary choice is shown in the attached application.

Unless a payment plan is chosen, the proceeds payable at the Insured's death will be paid in a lump sum to the primary beneficiary. If the primary beneficiary dies before the Insured, the proceeds will be paid to the contingent beneficiary. If no beneficiary survives the Insured, the proceeds will be paid to your estate.

2.9 CHANGING THE BENEFICIARY

You may change the beneficiary during the Insured's lifetime. We do not limit the number of changes that may be made. To make the change, we must receive a completed Change of Beneficiary form and any other forms required by our Home Office. The change will take effect as of the date we record it at our Home Office, even if the Insured dies before we do so. Each change will be subject to any payment we made or any other action we took before the change is recorded.

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



2.10 ASSIGNING THE POLICY

You may assign this policy. For an assignment to bind us, we must receive a signed copy in our Home Office. We are not responsible for the validity of any assignment.

An assignment is subject to any policy debt. Policy debt is discussed in Section 11.

2.11 NON-PARTICIPATING

This policy is non-participating. In other words, no dividends will be paid under this policy.


                           SECTION 3. PREMIUM PAYMENTS

3.1 MINIMUM INITIAL PREMIUM

The minimum initial premium for the policy is the minimum amount of premium necessary to be paid on or before the date the policy is delivered. The minimum initial premium for the policy is shown in the schedule pages. Payment of the minimum initial premium will not necessarily keep the policy in force beyond the first policy month.

3.2 PLANNED PERIODIC PREMIUM

This is a flexible premium policy. You may choose to pay planned periodic premiums. However, planned periodic premiums are not required. The amount and frequency of the planned periodic premiums you selected when this policy was issued is shown in the schedule pages. You may change the frequency of the planned periodic premiums or the amount by sending a written request to our Home Office. We reserve the right to limit the amount and frequency of the planned periodic premiums you choose to pay.

3.3 UNSCHEDULED PREMIUMS

Any premium we receive under this policy in an amount different from the planned periodic premium will be considered an unscheduled premium. Unscheduled premiums can be made at any time while this policy is in force, subject to the premium limits provision below.

3.4 PREMIUM LIMITS

We reserve the right to limit the amount and frequency of premium payments. We will not accept that portion of a premium payment which affects the tax qualifications of this policy as described in Section 7702 of the Internal Revenue Code, as amended.
This excess amount will be returned to you.

3.5 WHERE TO PAY PREMIUMS

Each premium after the first one is payable at our Home Office. Upon request, a receipt signed by our Secretary or an Assistant Secretary will be given for any premium payment.

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



3.6 NET PREMIUM

Before the premiums paid are allocated to the Subaccounts and/or Fixed Account, a percent of premium charge is deducted. The amount of premium then allocated is called the net premium.

3.7 PERCENT OF PREMIUM CHARGE

The percent of premium charge is deducted from each premium payment received. The maximum percent of premium charge is shown in the schedule pages. We have the option of charging a current percent of premium charge, which can be less than the maximum.

3.8 ALLOCATION OF NET PREMIUMs

Unless otherwise required by state law, the initial net premium will be allocated on the issue date to the Subaccounts and/or the Fixed Account as you have selected on the application. When state or other applicable law or regulation requires return of at least your premium payments should you return this policy pursuant to the "Notice of Ten- Day Right to Examine Policy" provision shown on the policy cover, the initial net premium will be allocated on the issue date to a money market Subaccount, unless you have allocated 100% to the Fixed Account. Then, on the 13th day after the issue date, the accumulation value will be reallocated to the Subaccounts and/or the Fixed Account as you have selected on the application. If you have allocated 100% to the Fixed Account, the accumulation value is immediately allocated to the Fixed Account on the issue date. Any additional premium received will be allocated in accordance with your instructions. You may change the allocation of later net premiums without charge. The allocation will apply to future net premiums after we receive the change. The Subaccounts and the Fixed Account are discussed in Sections 5 and 6.


                             SECTION 4. GRACE PERIOD
                                AND REINSTATEMENT

4.1 GRACE PERIOD

This policy will begin a 61 day grace period when the net cash surrender value on any monthly activity date is not sufficient to cover monthly deductions.

The 61 day grace period will begin on the day we mail a notice of the premium necessary to keep this policy in force. We will mail this notice to you at your last known address and to any assignee of record. If sufficient premium is not paid by the end of the grace period, this policy will terminate without value.

If the Insured dies during the grace period, the overdue monthly deductions will be deducted from the death proceeds.

4.2 CONTINUATION OF INSURANCE

Insurance coverage under this policy and any benefits provided by any rider(s) will be continued through the grace period.

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



4.3 REINSTATING THE POLICY

If the Insured is living and application is made within three years from the beginning of any grace period, this policy can be considered for reinstatement if it terminated because a grace period ended without sufficient premium being paid.

To apply for reinstatement, you must send evidence satisfactory to us that the Insured is insurable. The effective date of the reinstatement will be the first monthly activity date on or next following the date the application for reinstatement is approved.

To reinstate the policy, you will have to pay a premium equal to the greater of:

a. a premium sufficient to bring the net cash surrender value to an amount above zero; or

b.   three times the current month's monthly deductions.

We will accept a premium larger than the applicable amount described above.

This policy cannot be reinstated if it has been surrendered for its net cash surrender value. Any policy debt will be reinstated.


                           SECTION 5. SEPARATE ACCOUNT

5.1 THE ACCOUNT

The word Account, where we use it in this policy without qualification, means the Ameritas Variable Life Insurance Company Separate Account V. This is a unit investment trust registered with the SEC under the Investment Company Act of 1940. It is also subject to the laws of Nebraska. We own the assets of the Account and keep them separate from the assets of our general account.

The Account is used only to fund the variable benefits provided under this policy and any other variable life policies supported by the Account.

The assets of the Account will be available to cover the liabilities of our general account only to the extent that the assets of the Account exceed the liabilities of the Account arising under the variable life policies supported by the Account.

5.2 THE SUBACCOUNTS

The Account has several Subaccounts. We list those available on the policy date in the schedule pages. The available Subaccounts may change after the policy date. Any changes will be disclosed by the prospectus. You determine, using whole percentages, how the net premium will be allocated among the Subaccounts. You may choose to allocate nothing to a particular Subaccount. The allocations to the Subaccounts along with allocations to the Fixed Account must total 100%. The assets of each Subaccount will be used to buy shares in a corresponding portfolio of the funding vehicles designated in the schedule pages. See Section
5.5. Income and realized and unrealized gains or losses from the assets of each Subaccount are credited to or charged against that Subaccount without regard to income, gains or losses in the other Subaccounts, our general account or any other separate accounts.

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



5.3 VALUATION OF ASSETS

The value of the assets of each Subaccount will be determined at the end of each valuation date.

5.4 TRANSFER AMONG SUBACCOUNTS

You may transfer amounts among Subaccounts as often as you wish in a policy year. The transfer will take effect on the later of the date designated in the request or on the valuation date following receipt of the written request at our Home Office.

Each transfer must be for a minimum of $250 or the balance in the Subaccount, if less. The first 15 transfers per policy year will be allowed free of charge. For any transfer in excess of 15 in a policy year, a $10 transfer charge may be deducted from the accumulation value. The minimum amount which can remain in a Subaccount and/or in the Fixed Account as a result of a transfer is $100. Any amount below this minimum must be included in the amount transferred.

Transfers may be subject to additional restrictions by the Funds.

5.5 THE FUNDS

The word Funds, where we use it in this policy without qualification, means the funding vehicles designated in the schedule pages. The available Funds may change. Any changes will be disclosed in the prospectus. The Funds are registered with the SEC under the Investment Company Act of 1940 as diversified open-end management investment companies. The Funds bear their own expenses. The Funds have several portfolios; there is a portfolio that corresponds to each of the Subaccounts. We list those available on the policy date in the schedule pages.

5.6 PORTFOLIO CHANGES

A portfolio of the Funds might, in our judgment, become unsuitable for investment by a Subaccount. This might happen because of a change in investment policy, because of a change in laws or regulations, because the shares are no longer available for investment, or for some other reason. If that occurs, we have the right to substitute another portfolio of the Funds, or to invest in another fund. We would first notify and receive approval from the SEC and the Nebraska Insurance Department. This approval process is on file with the insurance commissioner of the state where this policy is delivered. Any portfolio changes will be disclosed in the prospectus. If the SEC requires that such action receive approval from a majority of the policyholders in the Account, then you will be notified of your right to vote. You will be notified of any material change in the investment policy of any portfolio in which you have an interest. If you are dissatisfied with any change, you always have the option to transfer all or a portion of your accumulation value to the Fixed Account (See Section 6.2) or to one of the other available Subaccounts (See
Section 5.4).

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

                          SECTION 6. THE FIXED ACCOUNT


6.1 THE FIXED ACCOUNT

Net premiums allocated to and transfers to the Fixed Account under this policy become part of the general account assets of Ameritas Variable Life Insurance Company which support annuity and insurance obligations. The Fixed Account includes all of Ameritas Variable Life Insurance Company's assets, except those assets segregated in separate accounts. Ameritas Variable Life Insurance Company maintains the sole discretion to invest the assets of the Fixed Account, subject to applicable law.

You determine, using whole percentages, how much of the premium will be allocated to the Fixed Account. You may choose to allocate nothing to the Fixed Account. The allocations to the Fixed Account along with allocations to the Subaccounts must total 100%.

6.2 TRANSFERS AMONG THE FIXED ACCOUNT AND THE SUBACCOUNTS

You may transfer amounts into the Fixed Account from the Subaccounts at any time during the policy year.

You may make one transfer per policy year out of the Fixed Account to any of the other Subaccounts. This transfer may only occur during the 30 day period following each policy anniversary.

The allowable transfer amount out of the Fixed Account is limited to the greatest of:

a.   25% of the accumulation value in the Fixed Account; or

b.   any Fixed Account transfer which occurred during the prior 13 months; or

c.   $1,000.



                          SECTION 7. ACCUMULATION VALUE

7.1 HOW ACCUMULATION VALUE OF THE POLICY IS DETERMINED

The accumulation value of this policy on the issue date is:

a.   The net premiums received by us on or before the issue date; minus

b.   Any monthly deductions due on or before the issue date.

The accumulation value of this policy on a valuation date is equal to the total of the values in each Subaccount and the Fixed Account, plus the accumulation value impaired by policy debt which is held in the general account, plus any net premium received on that valuation date but not yet allocated.

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



7.2 ACCUMULATION VALUE OF THE SUBACCOUNTS

To compute the accumulation value held in the Subaccounts on any valuation date, we multiply each Subaccount's unit value (defined in Section 7.4 below) by the number of Subaccount units allocated to this policy.

The number of Subaccount units will increase when:

a.   Net premiums are credited to that Subaccount.

b. Transfers from other Subaccounts or the Fixed Account are credited to that Subaccount.

c. Policy debt (principal or interest) is repaid and allocated to the Subaccount, or interest is credited from the amount held in the general account to secure the policy debt.

The number of Subaccount units will decrease when:

a.   A policy loan is taken from that Subaccount.

b.   A partial withdrawal is taken from that Subaccount.

c.   A portion of the monthly deduction is taken from that Subaccount.

d. A transfer is made from that Subaccount to other Subaccounts or the Fixed Account.

e.   Policy loan interest not paid when due is taken from that Subaccount.

f.   A portion of any transfer charge is taken from that Subaccount.

Each transaction above will increase or decrease the number of Subaccount units allocated to this policy by an amount equal to the dollar value of the transaction divided by the current unit value on the valuation date for that transaction.

7.3 NET ASSET VALUE

The net asset value of the shares of each portfolio of the Fund is determined once daily as of the close of business of the New York Stock Exchange on days when the Exchange is open for business. The net asset value is determined by adding the values of all securities and other assets of the portfolio, subtracting liabilities and expenses and dividing by the number of outstanding shares of the portfolio. Expenses, including the investment advisory fee, are accrued daily.

7.4 SUBACCOUNT UNIT VALUE

For each Subaccount, the value of an accumulation unit (unit value) was set when the Subaccount was established. The unit value of each Subaccount reflects the investment performance of that Subaccount. The unit value may increase or decrease from one valuation date to the next.

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



The unit value of each Subaccount on any valuation date shall be calculated as follows:

a. The per share net asset value of the corresponding Fund portfolio on the valuation date times the number of shares held by the Subaccount, before the purchase or redemption of any shares on that date; minus

b. A daily charge for administrative expenses, called the asset-based administrative expense charge, shown in the schedule pages; minus

c. A daily charge for mortality and expense risk shown in the schedule pages; minus

d.   Any taxes payable by the Separate Account; divided by

e. The total number of units held in the Subaccount on the valuation date before the purchase or redemption of any units on that date.

When transactions are made, the actual dollar amounts are converted to accumulation units. The number of accumulation units for a transaction is found by dividing the dollar amount of the transaction by the current unit value.

7.5 ACCUMULATION VALUE OF THE FIXED ACCOUNT

The accumulation value of the Fixed Account on a valuation date is equal to:

a.   The net premiums credited to the Fixed Account; plus

b.   Any transfers from the Subaccounts credited to the Fixed Account; plus

c. Any policy debt (principal or interest) repaid and allocated to the Fixed Account, or interest credited from the amount held in the general account to secure the policy debt; minus

d.   Any policy loans taken from the Fixed Account; minus

e.   Any partial withdrawals (and charges) taken from the Fixed Account; minus

f.   The portions of the monthly deductions taken from the Fixed Account; minus

g.   Any transfers made from the Fixed Account; minus

h.   The portions of any transfer charges taken from the Fixed Account; minus

i.   Any policy loan interest not paid when due taken from the Fixed Account;
     plus

j.   Interest credits.

7.6 INTEREST CREDITS

We guarantee that the accumulation value in the Fixed Account will be credited with an effective annual interest rate of at least 3.5%. We may, at our discretion, credit a higher current rate of interest.

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



7.7 ADMINISTRATIVE EXPENSE CHARGE

On each monthly activity date, one-twelfth of an annual charge called the administrative expense charge will be deducted from the accumulation value. The maximum administrative expense charge is shown in the schedule pages. We have the option of charging a current administrative expense charge, which can be less than the maximum. Any current administrative expense charge will apply to all policies having the same specified amount, policy year and policy month as this policy and whose Insured is the same issue age, gender and risk class as the Insured covered by this policy. The actual charges will be shown on your annual report.

7.8 COST OF INSURANCE

The cost of insurance will be calculated each month. It is the cost of insurance for the basic policy (including any increases in the specified amount) plus the cost for any riders. The cost for this policy is equal to:

a. the death benefit on the monthly activity date, discounted at the guaranteed rate of interest for the Fixed Account for one month;

b. less the accumulation value on the monthly activity date, after all monthly deductions have been taken except for the cost of insurance;

c.   the above result divided by $1,000;

d. multiplied by the monthly cost per $1,000 of insurance (as described below in the Cost of Insurance Rates section).

The charge made during the policy year will be shown on the annual report.

7.9 COST OF INSURANCE RATES

For the initial specified amount, the cost of insurance rates will not exceed those shown on the SCHEDULE OF MAXIMUM ANNUAL COST OF INSURANCE RATES in the schedule pages. To calculate the monthly rates, divide by 12 and round to the nearest five decimal places.

The maximum rates shown in the schedule pages have been adjusted for any table rating and/or flat extra rating.

Each year, the annual cost of insurance rates will be declared for the next policy year. These rates will be based on the Insured's issue age, gender, tobacco usage and risk class, and the policy duration. The rates will be adjusted for any table rating and/or flat extra rating.

Any change in the current cost of insurance rates will apply to all Insureds of the same issue age, gender, tobacco usage and risk class, and whose policies have been in effect for the same length of time.

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
7.10 MONTHLY DEDUCTION

The monthly deduction is made each policy month against the accumulation value allocated to the Subaccounts and to the Fixed Account. Monthly deductions will be deducted from the Subaccounts and the Fixed Account in the same proportion as the balances held in the Subaccounts and the Fixed Account. The monthly deduction is equal to:

a.   The monthly administrative expense charge for the current policy month;
     plus

b. The cost of insurance for the current policy month, including the cost for any riders.

Refer to the SCHEDULE OF MAXIMUM ANNUAL COST OF INSURANCE RATES and the SCHEDULE OF MAXIMUM CHARGES in the schedule pages for further details.

7.11 ANNUAL REPORT

Each year the Owner will be mailed an annual report that shows the progress of this policy. This report will show for the last policy year:

a.   premiums paid;

b.   expense charges;

c.   investment gains/losses; and

d.   cost of insurance.

As of the date of the report, the following values will be shown:

a.   accumulation value;

b.   specified amount of insurance;

c.   death benefit; and

d.   outstanding debt, if any.

7.12 ILLUSTRATIVE REPORTS

The Owner may request a report illustrating future values of this policy under both guaranteed and current assumptions at any time. The first report requested in a policy year is free. If allowed by state law, a reasonable fee not to exceed $50 may be charged for each report after the first report.


                         SECTION 8. POLICY SURRENDER AND
                               PARTIAL WITHDRAWALS

8.1 SURRENDER OF THE POLICY

This policy may be surrendered at any time during the Insured's life for its net cash surrender value.

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



8.2 NET CASH SURRENDER VALUE

The amount payable upon surrender is the accumulation value on the valuation date we receive your written request less any outstanding policy debt. There is no surrender charge in this policy. The net cash surrender value is payable in one lump sum or under one of the payment options. See Section 12.

If you surrender this policy in the first two policy years, we will refund a portion of the percent of premium charge deducted in the first policy year. For surrenders in the first policy year, 100% of the first year percent of premium charge will be refunded. For surrenders in the second policy year, 50% of the first year percent of premium charge will be refunded. There is no refund after the second policy anniversary.

8.3 PARTIAL WITHDRAWAL

A partial withdrawal of this policy may be made for any amount of at least $500 subject to the following rules:

a. After a partial withdrawal, the net cash surrender value, not including any percent of premium refund, must be at least the greater of $1,000 or an amount sufficient to maintain this policy in force for the next 12 months.

b.  A partial withdrawal is irrevocable.

c.  The request must be made to us in writing on a form approved by us.

d. A withdrawal charge will be deducted from the amount withdrawn. The charge will not exceed the lesser of $50 or 2% of the amount withdrawn.

Partial withdrawals will affect other policy values. The accumulation value will be reduced by the amount of the partial withdrawal. If Death Benefit Option A is in effect on the date of a partial withdrawal, the specified amount will be reduced by the amount of the partial withdrawal. These reductions will also reduce the death benefits.
See Section 9.

You may tell us how to allocate the partial withdrawal among the Subaccounts and/or the Fixed Account, provided that the minimum amount remaining in a Subaccount and/or the Fixed Account as a result of the allocation is $100. If you do not, or if there is not enough value in any Subaccount or in the Fixed Account, the partial withdrawal will be allocated among the Subaccounts and the Fixed Account in the same proportion as the balances held in each Subaccount and the Fixed Account on the date we receive the request in our Home Office.

8.4 POSTPONEMENT OF PAYMENTS

We will usually pay any amounts payable from the Subaccounts as a result of surrender, partial withdrawal or policy loan within seven (7) days after we receive written request in our Home Office on a form satisfactory to us. We can postpone such payments or any transfers of amounts between Subaccounts if:

a. The New York Stock Exchange is closed other than customary weekend and holiday closings or trading on the New York Stock Exchange is restricted as determined by the SEC; or

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
b. The SEC by order permits the postponement for the protection of policyowners; or

c. An emergency exists as determined by the SEC, as a result of which disposal of securities is not reasonable, practicable, or it is not reasonable or practicable to determine the value of the net assets of the Account.

We may defer the payment of a full surrender, partial withdrawal or policy loan from the Fixed Account for up to six months from the date we receive your written request.


                            SECTION 9. DEATH BENEFIT

9.1 DEATH BENEFIT PROCEEDS

The death benefit proceeds payable to the beneficiary upon our receipt of satisfactory proof of the death of the Insured while this policy is in force will equal:

a.  The death benefit; plus

b.  Any additional life insurance proceeds provided by any rider; minus

c.  Any outstanding policy debt; minus

d. Any overdue monthly deductions including the deduction for the month of death.

9.2 INTEREST ON PROCEEDS

Death benefit proceeds that are paid in one lump sum will include interest if we do not pay the proceeds within 30 days of receiving satisfactory proof of death. The rate of interest will be the greater of:

a.  3% per annum.

b.  the current rate of interest payable on death benefit proceeds.

c.  the rate required by state law.

Interest will accrue from the date we receive satisfactory proof of death to the date of payment of the death benefit proceeds.

9.3 DEATH BENEFIT

Subject to the provisions of this policy, the death benefit option shall be either Option A or Option B. The initial death benefit option is shown in the schedule pages. It may be changed as described in Section 10.1.

Option A:  Basic Coverage

The death benefit will be the greater of:

a.  The current specified amount; or

b. A percentage of the accumulation value on the date of death, where the applicable percentage is determined from the table shown below.

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



Option B:  Basic Coverage Plus Accumulation Value

The death benefit will be the greater of:

a. The current specified amount plus the accumulation value on the date of death; or

b. A percentage of the accumulation value on the date of death, where the applicable percentage is determined from the table shown below.



     Insured's              Applicable                Insured's               Applicable
       Age *                Percentage                  Age *                 Percentage
     ---------              ----------                ---------               ----------
   40 or younger               250%                      60                     130%
        41                     243                       61                     128
        42                     236                       62                     126
        43                     229                       63                     124
        44                     222                       64                     122
        45                     215                       65                     120
        46                     209                       66                     119
        47                     203                       67                     118
        48                     197                       68                     117
        49                     191                       69                     116
        50                     185                       70                     115
        51                     178                       71                     113
        52                     171                       72                     111
        53                     164                       73                     109
        54                     157                       74                     107
        55                     150                      75-90                   105
        56                     146                       91                     104
        57                     142                       92                     103
        58                     138                       93                     102
        59                     134                   94 or older                101


*Insured's Age means the attained age at the beginning of the policy year.

9.4 POSTPONEMENT OF PAYMENT

We will usually pay any death benefit proceeds within seven (7) days after we receive satisfactory proof of death.


                           SECTION 10. POLICY CHANGES

10.1 CHANGE IN DEATH BENEFIT OPTIONS

You may change the death benefit option which is shown on the schedule pages and is referred to in Section 9. The death benefit option may not be changed in the first policy year and may only be changed once per policy year thereafter. The change will become effective on the first monthly activity date on or next following the date we approve your requested change.

If you change from Option A to Option B, the specified amount after the change will equal the death benefit prior to the change, less the accumulation value as of the date of change. A change from Option B to Option A will change the specified amount to an amount equal to the death benefit as of the date of change.

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



10.2 CHANGE IN THE SPECIFIED AMOUNT

After this policy has been in effect for one year, you can increase or decrease the specified amount. To make a change, send a written request to our Home Office. Any change will be effective on the monthly activity date on or next following the date we approve the request, unless you specify a later date. You may only change the specified amount once per policy year.

10.3 DECREASING THE SPECIFIED AMOUNT

A decrease in the specified amount is subject to the following conditions:

a. A decrease may not be made during the first policy year nor during the first 12 policy months following an increase in specified amount except for a decrease which was the result of a partial withdrawal.

b. The specified amount in effect after any decrease may not be less than $100,000. However, once the Insured reaches attained age 100, the specified amount in effect after any decrease may not be less than $1,000.

c. The resulting specified amount after a decrease may not affect the tax qualifications of this policy as described in Section 7702 of the Internal Revenue Code, as amended.

A decrease in the specified amount will reduce the specified amount in the following order:

a.  The specified amount provided by the most recent increase;

b.  The next most recent increases successively; and

c.  The initial specified amount.

10.4 INCREASING THE SPECIFIED AMOUNT

Any increase of the specified amount is subject to the following conditions:

a.  An increase may not be made in the first policy year.

b. A supplemental application for the increase and satisfactory evidence of insurability of the Insured must be received.

c.  The minimum amount of any increase is $25,000.

d. An increase cannot be made if the Insured's attained age is over the maximum issue age for the Insured's risk class.

e. At the time of the increase, the accumulation value less any outstanding policy debt must be at least equal to 12 times the current month's monthly deduction reflecting the increase in specified amount. If this value is not sufficient to support these monthly deductions for at least one year beyond the effective date of the increase, additional premiums may be required. You will be notified of any additional premium due.

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



10.5 ADMINISTRATIVE EXPENSE CHARGE FOR INCREASES

An additional administrative expense charge will be imposed under this policy in the event of each requested increase in specified amount. The charge is an amount per $1000 of increased specified amount based on the gender, tobacco usage and attained age of the Insured at the time of the increase. The additional administrative expense charge will be determined at the time of each increase. It will remain level for ten years and will drop to zero thereafter.

See the SCHEDULE OF ADMINISTRATIVE EXPENSE CHARGES FOR INCREASES in the schedule pages for further information.


                            SECTION 11. LOAN BENEFITS

This policy has loan benefits that are described below. The amount of outstanding loans plus accrued interest is called outstanding policy debt. Any outstanding policy debt will be deducted from proceeds payable at the Insured's death or on surrender.

11.1 MAKING A POLICY LOAN

To obtain a policy loan from us, this policy is the only security required. The Maximum Available Loan Amount is equal to the net cash surrender value at the time of the loan less the monthly deductions remaining for the balance of the policy year, less interest on the policy debt including the requested loan to the next policy anniversary date.

11.2 LOAN INTEREST

The maximum interest rate on any loan is 6% per year. We have the option of charging less. Interest accrues daily and becomes a part of the policy debt. Interest payments are due on each anniversary date. If interest is not paid when due, it will be added to the policy debt and will bear interest at the rate charged on the loan.

11.3  REDUCED LOAN INTEREST RATE

The loan interest rate will be reduced to a maximum of 4% for eligible loan amounts. This reduced loan interest rate is available on and after the 10th policy anniversary. The eligible loan amount for a reduced loan interest rate will be equal to the accumulation value plus any previous partial withdrawals, minus total premiums paid and minus any outstanding policy debt held at a reduced interest rate. However, the total reduced loan amount cannot exceed the Maximum Available Loan Amount. If a regular loan is in effect on the policy anniversary, it will be converted to a loan with the reduced loan interest rate up to the eligible amount. Interest on loans with a reduced interest rate will accrue at the reduced loan rate.

11.4 OTHER BORROWING RULES

When a policy loan is made, or when interest is not paid when due, an amount sufficient to secure the policy debt is transferred out of the Account and the Fixed Account and into our general account. You may tell us how to allocate that accumulation value among the Subaccounts and/or the Fixed Account provided that the amount remaining in a Subaccount or the Fixed Account as a result of the allocation

4020
is $100. Without specific direction, the accumulation value will be allocated among the Subaccounts and/or the Fixed Account in the same proportion that the policy's accumulation value in each Subaccount and the Fixed Account bears to the total accumulation value in all Subaccounts and the Fixed Account on the date we make the loan.

Accumulation value transferred into the general account to secure policy debt will be credited with 3.5% interest annually. The interest earned will be allocated to the Subaccounts and/or the Fixed Account in the same manner as net premiums.

On any monthly activity date, if the policy debt exceeds the accumulation value less any overdue monthly deductions, you must pay the excess. We will send you a notice of the amount you must pay. If you do not pay this amount within 61 days after we send notice, this policy will terminate without value. We will send the notice to you and to any assignee of record at our Home Office. See Section 4.1.

Any loan transaction will permanently affect the values of this policy.

11.5 REPAYING A POLICY DEBT

You can repay a policy debt in part or in full anytime during the Insured's life while this policy is in force. Repayment must be specifically identified as such by you. When a loan repayment is made, accumulation value in the general account related to that payment will be transferred into the Subaccounts and/or the Fixed Account in the same proportion that net premiums are being allocated.


                           SECTION 12. PAYMENT OPTIONS

Death benefit proceeds or the net cash surrender value will be paid in one lump sum if no option is chosen. Subject to the rules stated below, all or part of the proceeds can be paid under a payment option. During the Insured's life, you can choose a payment option. A beneficiary can choose a payment option if you have not chosen one at the Insured's death. Subject to our approval, any other payment option that we offer may be selected.

12.1 PAYMENT OPTION RULES

There are several important payment option rules:

a. An association, corporation, partnership, trust or fiduciary can only receive a lump sum payment or a payment under Option b.

b. If this policy is assigned, any amount due to the assignee will first be paid in one sum. The balance, if any, may be applied under any payment option.

c. If the payments under any option come to less than $100 each, we have the right to make payments at less frequent intervals.

d. The rate of interest payable under Options ai, aii and b is guaranteed at 3% compounded annually. Payments under Option c and d are based on the 1983 Individual Annuity Tables projected 17 years with an interest rate of 3.5%.

To choose an option, you must send a written request satisfactory to us at our Home Office.

4020

12.2 DESCRIPTION OF OPTIONS

Option ai

Interest Payment Option. We will hold any amount applied under this option. Interest on the unpaid balance will be paid or credited each month at a rate determined by us.

Option aii

Fixed Amount Payable Option. Each payment will be for an agreed fixed amount. Payments continue until the amount we hold runs out.

Option b

Fixed Period Payment Option. Equal payments will be made for any period selected, up to 20 years.

Option c

Lifetime Payment Option. Equal monthly payments are based on the life of a named person. Payments will continue for the lifetime of that person. Variations provide for guaranteed payments for a period of time or a lump sum refund.

Option d

Joint Lifetime Payment Option. Equal monthly payments are based on the lives of two named persons. While both are living, one payment will be made each month. When one dies, payments will continue for the lifetime of the other. Variations provide for a reduced amount of payment during the lifetime of the surviving person.


                      SECTION 13. NOTES ON OUR COMPUTATIONS

13.1 BASIS OF COMPUTATION

In our computations, we assume that the minimum values and reserves held for benefits guaranteed in the Fixed Account will earn interest at an annual rate of 3.5%. We use mortality rates from the Commissioners 1980 Standard Ordinary Mortality Tables without smoker distinction in computing minimum values and reserves for this policy. The male values from these Tables are used when the Insured is a male. The female values from these Tables are used when the Insured is a female.

13.2 METHODS OF COMPUTING VALUES

We have filed a detailed statement of the method we use to compute policy values and benefits with the state where this policy was delivered. All these values and benefits are not less than those required by the laws of that state.

Reserves are calculated in accordance with the Standard Non-Forfeiture Law and Valuation Law of the state in which this policy is delivered. In no instance will reserves be less than the net cash surrender values.

4020

                          TABLES OF SETTLEMENT OPTIONS







    TABLE B (OPTION B)                   TABLE D (OPTION D)
    Monthly Installments for             Monthly Installments for each $1,000 of Net Proceeds
    each $1,000 of Net Proceeds
                                              MALE &           MALE &          MALE &           MALE &        MALE &
     YEARS  MONTHLY  YEARS MONTHLY       AGE  FEMALE    AGE    FEMALE     AGE  FEMALE    AGE    FEMALE   AGE  FEMALE
     -----------------------------       ---------------------------------------------------------------------------
       1     84.47    11      8.86       40     3.56    50       3.94     60     4.60    70       5.88   80     8.76
       2     42.86    12      8.24       41     3.59    51       3.99     61     4.69    71       6.07   81     9.21
       3     28.99    13      7.71       42     3.62    52       4.04     62     4.78    72       6.27   82     9.71
       4     22.06    14      7.26       43     3.65    53       4.10     63     4.89    73       6.50   83    10.25
       5     17.91    15      6.87       44     3.69    54       4.16     64     5.00    74       6.74   84    10.81
      ----------------------------       ---------------------------------------------------------------------------
       6     15.14    16      6.53       45     3.72    55       4.22     65     5.12    75       7.01   85    11.51
       7     13.16    17      6.23       46     3.76    56       4.29     66     5.25    76       7.30
       8     11.68    18      5.96       47     3.80    57       4.36     67     5.39    77       7.62
       9     10.53    19      5.73       48     3.84    58       4.43     68     5.54    78       7.96
      10      9.61    20      5.51       49     3.89    59       4.51     69     5.70    79       8.34
      ----------------------------       ---------------------------------------------------------------------------

Income for payments other than monthly will be furnished by the Home Office upon request.

Table D values for combinations of ages not shown and values for 2 males or 2 females will be furnished by the Home Office upon request.

TABLE C (OPTION C) Monthly Installments for each $1,000 of Net Proceeds


       -------------------------------------------------             ------------------------------------------------
                         MALE                                                       FEMALE
              LIFE  MONTHS CERTAIN                  CASH             LIFE        MONTHS CERTAIN                 CASH
       AGE    ONLY    60     120   180        240   REF.             AGE    ONLY    60     120    180    240    REF.
       -------------------------------------------------             ------------------------------------------------
       40     3.84   3.84   3.83   3.82      3.80   3.77             40     3.64   3.64   3.63    3.63   3.62   3.60
       41     3.88   3.88   3.87   3.86      3.83   3.81             41     3.67   3.67   3.66    3.66   3.65   3.63
       42     3.93   3.93   3.92   3.90      3.87   3.84             42     3.70   3.70   3.70    3.69   3.68   3.66
       43     3.98   3.97   3.96   3.94      3.91   3.88             43     3.74   3.74   3.73    3.73   3.71   3.70
       44     4.02   4.02   4.01   3.99      3.95   3.92             44     3.78   3.78   3.77    3.76   3.75   3.73
       --------------------------------------------------            ------------------------------------------------
       45     4.08   4.07   4.06   4.03      3.99   3.97             45     3.82   3.82   3.81    3.80   3.78   3.77
       46     4.13   4.13   4.11   4.08      4.04   4.01             46     3.86   3.86   3.85    3.84   3.82   3.80
       47     4.19   4.18   4.16   4.13      4.09   4.06             47     3.90   3.90   3.89    3.88   3.86   3.84
       48     4.25   4.24   4.22   4.18      4.13   4.11             48     3.95   3.95   3.94    3.93   3.90   3.88
       49     4.31   4.30   4.28   4.24      4.18   4.16             49     4.00   4.00   3.99    3.97   3.95   3.93
       --------------------------------------------------            ------------------------------------------------
       50     4.37   4.37   4.34   4.30      4.23   4.21             50     4.05   4.05   4.04    4.02   3.99   3.97
       51     4.44   4.43   4.40   4.36      4.29   4.27             51     4.10   4.10   4.09    4.07   4.04   4.02
       52     4.51   4.50   4.47   4.42      4.34   4.32             52     4.16   4.16   4.15    4.12   4.09   4.07
       53     4.59   4.58   4.54   4.48      4.40   4.38             53     4.22   4.22   4.20    4.18   4.14   4.12
       54     4.67   4.66   4.62   4.55      4.45   4.45             54     4.29   4.28   4.26    4.23   4.19   4.17
       --------------------------------------------------            ------------------------------------------------
       55     4.76   4.74   4.70   4.62      4.51   4.52             55     4.35   4.35   4.33    4.30   4.24   4.23
       56     4.85   4.83   4.78   4.70      4.57   4.59             56     4.42   4.42   4.40    4.36   4.30   4.29
       57     4.94   4.92   4.87   4.77      4.64   4.66             57     4.50   4.49   4.47    4.43   4.36   4.35
       58     5.04   5.02   4.96   4.85      4.70   4.74             58     4.58   4.57   4.54    4.50   4.44   4.42
       59     5.15   5.13   5.06   4.94      4.76   4.82             59     4.67   4.66   4.62    4.57   4.44   4.48
       -------------------------------------------------             ------------------------------------------------
       60     5.27   5.24   5.16   5.02      4.83   4.90             60     4.76   4.74   4.71    4.65   4.55   4.56
       61     5.39   5.36   5.27   5.11      4.89   4.99             61     4.85   4.84   4.80    4.73   4.62   4.63
       62     5.52   5.49   5.38   5.20      4.95   5.08             62     4.95   4.94   4.89    4.81   4.68   4.71
       63     5.66   5.62   5.50   5.30      5.02   5.18             63     5.06   5.05   4.99    4.90   4.75   4.80
       64     5.81   5.77   5.63   5.39      5.08   5.29             64     5.18   5.16   5.10    4.99   4.82   4.89
       --------------------------------------------------            ------------------------------------------------
       65     5.98   5.92   5.76   5.49      5.14   5.39             65     5.30   5.28   5.21    5.08   4.89   4.98
       66     6.15   6.09   5.90   5.59      5.20   5.51             66     5.44   5.41   5.33    5.18   4.96   5.08
       67     6.33   6.26   6.04   5.69      5.26   5.62             67     5.58   5.55   5.45    5.28   5.03   5.19
       68     6.53   6.45   6.19   5.79      5.32   5.75             68     5.73   5.70   5.59    5.39   5.10   5.30
       69     6.74   6.64   6.34   5.89      5.37   5.88             69     5.90   5.86   5.73    5.50   5.17   5.42
       --------------------------------------------------            ------------------------------------------------
       70     6.96   6.85   6.50   5.99      5.42   6.02             70     6.07   6.03   5.87    5.61   5.24   5.54
       71     7.20   7.06   6.66   6.09      5.46   6.16             71     6.26   6.21   6.03    5.72   5.30   5.67
       72     7.46   7.29   6.83   6.18      5.51   6.31             72     6.47   6.40   6.19    5.83   5.36   5.81
       73     7.73   7.53   7.00   6.28      5.54   6.47             73     6.69   6.62   6.36    5.94   5.42   5.96
       74     8.02   7.79   7.17   6.36      5.58   6.63             74     6.94   6.84   6.54    6.05   5.47   6.11
       --------------------------------------------------            ------------------------------------------------
       75     8.32   8.05   7.34   6.45      5.61   6.81             75     7.20   7.08   6.72    6.16   5.51   6.28
       76     8.66   8.34   7.52   6.53      5.64   6.99             76     7.48   7.34   6.91    6.27   5.56   6.45
       77     9.01   8.63   7.69   6.60      5.66   7.19             77     7.78   7.61   7.10    6.37   5.59   6.64
       78     9.39   8.94   7.87   6.67      5.68   7.39             78     8.11   7.90   7.30    6.46   5.63   6.83
       79     9.80   9.27   8.04   6.74      5.70   7.60             79     8.47   8.21   7.50    6.55   5.65   7.03
       --------------------------------------------------            ------------------------------------------------
       80    10.23   9.61   8.20   6.79      5.71   7.83             80     8.85   8.54   7.70    6.63   5.68   7.25
       81    10.70   9.96   8.37   6.85      5.72   8.06             81     9.27   8.89   7.90    6.71   5.70   7.48
       82    11.20  10.32   8.52   6.89      5.73   8.31             82     9.72   9.26   8.09    6.78   5.71   7.72
       83    11.72  10.69   8.67   6.93      5.74   8.57             83    10.21   9.64   8.28    6.84   5.73   7.98
       84    12.29  11.07   8.81   6.97      5.75   8.84             84    10.74  10.05   8.46    6.89   5.74   8.25
       85    12.89  11.46   8.95   7.00      5.75   9.13             85    11.32  10.47   8.63    6.94   5.74   8.53
       --------------------------------------------------            ------------------------------------------------


Income for payments other than monthly will be furnished by the Home Office upon request.

Table C values for ages below 40 and above 85, and values for 300 and 360 months certain will be furnished by the Home Office upon request.

4020

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






















                Flexible Premium Variable Life Insurance Policy.
               Death benefit proceeds payable at death of Insured.
             Flexible premiums payable during lifetime of Insured.
          Some benefits reflect investment results. Non-participating.




Form 4020